NewMarket
Technology, Inc.
Contact: Investor Relations
Tel: 214-722-3065
Email:  ir@newmarkettechnology.com

Press Release

NewMarket Technology, Inc. Completes $7 Million Financing Transaction with Institutional Investment Firm to Support New Organic Growth Initiatives

NewMarket Founders Forgive Approximately $4.3 Million in Debt and Accrued Interest Due to Founders from Company

DALLAS, TX – December 6, 2007 - NewMarket Technology, Inc. (OTCBB: NMKT) today announced completing a $7 million financing transaction with an institutional investment firm which manages a portfolio valued at over $1 billion.

$3 M Credit Facility and $4 M Term Note Secured by Company Assets

The financing transaction consists of a $3 million revolving credit facility secured by the company’s domestic accounts receivable and a $4 million convertible term loan collateralized by the assets of the Company.  The rate of conversion is at a fixed price set at the time of closing.  The $4 million term loan would only convert debt into stock at a fixed price if principle payments and interest fees were not otherwise paid in cash.  As part of the $7 million financing transaction, the Company also issued warrants to purchase 12 million shares of the Company’s common stock at a premium to the share price at the time the financing transaction was closed.  The potential exercise of the warrants could result in an additional equity investment in NewMarket of approximately $2.7 million.  The company’s primary intended purpose of the financing transaction is to support aggressive organic sales expansion in North America.

$4.3 M in Existing Debt Forgiven In Conjunction with $7 Million in New Financing

In conjunction with the financial transaction, the NewMarket founders (aka Vergetech and VTI) have agreed to forgive approximately $4.3 million in debt and accrued interest due to the founders from NewMarket.  This debt reduction eliminates any further expense and profit burden previously required to service the debt.  This debt reduction also eliminates the potential of any further stock being issued to service this debt.  The Company has not provided any additional or special consideration to the founders in conjunction with the debt forgiveness.

NewMarket CFO Phil Rauch Highlights Fundamental Financial Foundation

“This $7 million institutional financing agreement is better than most financing arrangements I have observed as being available to OTCBB listed companies.   The conversion price of the term note is fixed and the warrant price was set at a premium to the share price at the time of closing. In other words, it is in the institutional investment firm’s best interest for the NewMarket share price to increase and for NewMarket’s operations to continue growing.  The quality of this financing agreement highlights the improving strength of NewMarket’s fundamental financial foundation which is further improved by the founders’ agreement to forgive approximately $4.3 million in debt.  I know the founders consider the debt forgiveness agreement as an investment in the future value of their own holdings in NewMarket.  Nevertheless, I want to extend my thanks to the founders for their ongoing and long-term commitment to the Company’s continuing success.”

To be added to NewMarket Technology’s e-mail database for shareholders and interested investors, please send an e-mail to ir@newmarkettechnology.com.

About NewMarket Technology, Inc. (www.newmarkettechnology.com)

NewMarket helps clients maintain the delicate balance between maintaining legacy systems and gaining a competitive edge from the latest technology innovations. NewMarket provides certified integration and maintenance services to support the prevailing industry standard solutions such as Microsoft, Cisco Systems, SAP, Siebel and Sun Microsystems. Concurrently, NewMarket continuously seeks to acquire emerging technology assets to incorporate into an overall product portfolio carefully packaged to complement the prevailing industry standard solutions.

NewMarket delivers its portfolio of products and services through its network of Solution Integration subsidiaries in North America and the leading emerging markets around the world to include, Latin America, China and Singapore.

NewMarket ranked Number One in Texas, Number Three in the United States and Number Five in North America  on Deloitte's 2006 Technology Fast 500, a ranking of the 500 fastest growing technology, media, telecommunications and life sciences companies in North America. Rankings are based on percentage revenue growth over five years, from 2001-2005. The Company grew from less than $1 million in revenue in 2001 to over $50 million in profitable revenue in 2005. In 2006, the company continued its rapid growth, reporting $77.6 million in revenue with a net income of $5.8 million.

"SAFE HARBOR STATEMENT" UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements that involve risks and uncertainties. The statements in this release are forward-looking statements that are made pursuant to safe harbor provision of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause NewMarket's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making investment decisions.

Contact:

NewMarket Technology, Inc.
Investor Relations, 214-722-3065
ir@newmarkettechnology.com
www.newmarkettechnology.com

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